The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-155411

SUBJECT TO COMPLETION, DATED FEBRUARY 1, 2010

PROSPECTUS SUPPLEMENT
(To prospectus dated December 1, 2008)

7,500,000 Shares

CEDAR SHOPPING CENTERS, INC.

Common Stock

We are offering 7,500,000 shares of our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “CDR.” The last reported sale price for the common stock on January 29, 2010 was $6.98 per share.

Investing in our common stock involves risks that are referenced in the “Risk Factors” section beginning on page S-4 of this prospectus supplement and in the reports we file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Us	$	$

The underwriters may also purchase up to 1,125,000 additional shares from us at the initial public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock will be ready for delivery through the facilities of The Depository Trust Company on or about February   , 2010.

Joint Book-Running Managers

KeyBanc Capital Markets	Raymond James

Co-Managers

Morgan Keegan & Company, Inc.
RBC Capital Markets
BMO Capital Markets

The date of this prospectus supplement is February   , 2010

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the Securities and Exchange Commission, or the SEC. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus supplement.

PROSPECTUS SUPPLEMENT

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to or updates the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information about our shares of common stock and other securities that do not pertain to this offering of shares of common stock. To the extent that the information contained in this prospectus supplement conflicts with any information in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control. The information in this prospectus supplement may not contain all of the information that is important to you. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully before deciding whether to invest in our shares of common stock.

S-ii

SUMMARY

The following summary may not contain all of the information that is important to you. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully before deciding whether to invest in our shares of common stock.

The Company

We were organized in 1984 and elected to be taxed as a real estate investment trust, or REIT, in 1986. We are a fully integrated, self-administered and self-managed REIT. We focus primarily on the ownership, operation, development and redevelopment of “bread and butter”centers®, consisting mainly of supermarket-anchored shopping centers predominantly in coastal mid-Atlantic and New England states. As of February 1, 2010, we owned 121 properties, aggregating approximately 13.1 million square feet of gross leasable area, of which more than 75% are anchored by supermarkets and/or drugstores with average remaining lease terms of approximately 11 years. Our stabilized properties have an occupancy rate of approximately 95%.

We conduct substantially all of our business through our operating partnership, Cedar Shopping Centers Partnership, L.P., or our operating partnership, which owns (either directly or through subsidiaries) substantially all of our assets. At December 31, 2009, we owned a 96.3% economic interest in, and are the sole general partner of, our operating partnership.

Our principal executive offices are located at 44 South Bayles Avenue, Port Washington, NY 11050, our telephone number is (516) 767-6492 and our website address is www.cedarshoppingcenters.com. The information contained on our website is not part of this prospectus supplement or the accompanying prospectus and is not incorporated in this prospectus supplement or the accompanying prospectus by reference.

In this prospectus supplement, the terms “we”, “us” and “our” include Cedar Shopping Centers, Inc., Cedar Shopping Centers Partnership, L.P. and their consolidated subsidiaries.

Recent Developments

RioCan Transactions.  On October 26, 2009, we entered into definitive agreements with RioCan Real Estate Investment Trust, or RioCan, of Toronto, Canada, a publicly-traded Canadian trust listed on the Toronto Stock Exchange, which provided for (1) RioCan to make a $40 million private placement investment of 6,666,666 shares of our common stock at $6.00 per share, (2) us to grant to RioCan warrants to purchase 1,428,570 shares of our common stock, at an exercise price of $7.00 per share, exercisable over a two-year period, (3) our entrance into an 80% (RioCan) and 20% (Cedar) joint venture with RioCan for seven supermarket-anchored properties owned by us, (4) our entrance into an agreement with RioCan to acquire primarily supermarket-anchored properties in our primary market areas during the next two years in amounts anticipated at up to $500 million, in the same joint venture format, and (5) our entrance into a “standstill” agreement with RioCan with respect to RioCan’s ownership of our common stock for a three-year period.

The $40 million private placement investment by RioCan and the issuance of the warrants by us concluded on October 30, 2009. In addition, on December 12, 2009, we and RioCan closed on the transfer to the joint venture of two of the seven supermarket-anchored properties referenced above, resulting in cash proceeds to us of approximately $32 million. Closings related to the transfer of the remaining five properties to the joint venture are expected to be completed by the end of the first quarter of 2010, subject to the timing of lender consents to the transfer of properties to the joint venture, as applicable.

Aggregate proceeds to us from the private placement and existing-property joint venture transactions are expected to total approximately $100.0 million, after estimated closing and transaction costs, which will be used to repay/reduce the outstanding balances under our secured revolving credit facilities. We have determined that the seven-property joint venture transaction should be treated as a partial sale for accounting purposes and valued at fair value, which will result in an impairment charge in the fourth quarter of 2009 that we presently estimate will be approximately $23 million, including an estimate of costs and expenses. This amount is subject to adjustment after the final determination of the ultimate sales price of the seven properties and final determination of costs and expenses. There can be no assurance that this loss will not exceed current estimates.

Pursuant to the terms of the securities purchase agreement between us and RioCan with respect to the private placement investment and issuance of the warrants, we have agreed with RioCan that, subject to certain exceptions, we will not issue any new shares of common stock unless we offer to RioCan the right to purchase up to a number of shares equal to its pro rata percentage ownership of our shares (on a fully diluted basis). We intend to offer RioCan the right to subscribe for its pro rata percentage of our shares of common stock as a result of this offering (including any shares that may be issued in the event the underwriters exercise their over-allotment option). The shares that we offer to RioCan pursuant to the foregoing will not be part of this offering. There can be no assurance as to whether RioCan will purchase any such shares.

Reference is made to our Current Reports on Form 8-K filed on October 30, 2009 and November 2, 2009, respectively, for a detailed description of the foregoing transactions with RioCan.

Amended and Restated Credit Facility.  On November 10, 2009, we entered into an amended and restated secured revolving credit facility for stabilized properties, or our secured stabilized credit facility, in the amount of $265 million (subsequently increased to $285 million) with Bank of America, N.A (as agent), KeyBank National Association, an affiliate of KeyBanc Capital Markets Inc. (as syndication agent), and several other banks. Our secured stabilized credit facility amended and restated our existing credit facility that was due to expire January 30, 2010 and will continue to be available to fund acquisitions, certain development and redevelopment activities, capital expenditures, mortgage repayments, dividend distributions, working capital and other general corporate purposes. The facility, as amended, has a maturity date of January 30, 2012, with a one-year extension at our option, subject to continued compliance with loan covenants.

Our secured stabilized credit facility is presently secured by a collateral pool of 35 properties. At closing, we borrowed approximately $194 million under our secured stabilized credit facility in repayment of amounts outstanding under the prior facility. As of February 1, 2010, borrowings outstanding under this facility aggregated approximately $181.0 million.

Joint Venture Acquisition of Town Square Plaza.  On January 26, 2010, our joint venture with RioCan acquired the Town Square Plaza shopping center in Temple, Pennsylvania, representing the first new property acquisition by our joint venture with RioCan.

Town Square Plaza is a 127,636 square foot supermarket-anchored ground-up development property, completed in 2008, which is anchored by a 73,300 square foot Giant Food Stores supermarket. Other tenants include A.C. Moore, PetSmart and Affinity Bank. The property is shadow-anchored by a one-year-old free-standing Target store on a separately-owned parcel.

The purchase price, excluding estimated closing costs and adjustments, was approximately $19 million. The property is presently unencumbered. The joint venture partners contemplate property-specific financing on the premises as soon as reasonably practicable.

Additional Impairment.  As a result of the sale or proposed sale of six shopping center properties, five of which are in Ohio, and the proposed disposition of a land parcel previously recorded as held for sale, we presently estimate that we will incur an additional $3 million impairment charge in the fourth quarter of 2009, which will be in addition to the impairment charge to be incurred in connection with the RioCan transaction. We had previously announced our intention to sell all our shopping center properties in Ohio. This impairment charge, together with the impairment charge concerning the properties that have been contributed to the RioCan joint venture, aggregates approximately $0.50 per share for the fourth quarter of 2009.

The Offering

Issuer	Cedar Shopping Centers, Inc.

Shares of common stock offered by us	7,500,000 shares, $0.06 par value (8,625,000 shares if the underwriters’ over-allotment option is exercised in full)

Shares of common stock to be outstanding after this offering	60,710,602 shares (61,835,602 shares if the underwriters’ over-allotment option is exercised in full)

Shares of common stock and operating partnership units to be outstanding after this offering	62,706,421 shares/operating partnership units (63,831,421 shares/operating partnership units if the underwriters’ over-allotment option is exercised in full)

Use of proceeds	We will contribute the net proceeds from this offering to our operating partnership, which presently intends to use substantially all the net proceeds from this offering to repay amounts outstanding under our secured stabilized credit facility.

Ownership limit	To assist us in complying with certain federal income tax requirements applicable to REITs, our charter and bylaws contain certain restrictions relating to the ownership and transfer of our common stock, including an ownership limit of 9.9% of our total outstanding common stock.

Listing	Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “CDR.”

Risk factors	An investment in our shares of common stock involves risks, and prospective investors should carefully consider the matters discussed under “Risk Factors” beginning on page S-4 of this prospectus supplement and in the reports we file with the SEC pursuant to the Securities Exchange Act of 1934, or the Exchange Act, incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment in our shares.

The number of shares of common stock to be outstanding after this offering is based on 53,210,602 shares outstanding as of February 1, 2010, including 1,041,083 treasury shares. The number of operating partnership units to be outstanding after this offering is 1,995,819. Subject to the limitations in our operating partnership’s partnership agreement, the operating partnership units are exchangeable for shares of our common stock on a one-to-one basis.

RISK FACTORS

You should carefully consider the risks described below and in the reports we file with the SEC pursuant to the Exchange Act, incorporated by reference herein, before making an investment in our shares of common stock. The risks and uncertainties described below are not the only ones facing us and there may be additional risks that we do not presently know of or that we currently consider immaterial. All of these risks could adversely affect our business, financial condition, liquidity, results of operations and cash flows. As a result, our ability to pay dividends on, and the market price of, our shares of common stock may be adversely affected if any of such risks are realized.

Risks Related to This Offering

The market price of our shares of common stock may fluctuate or decline significantly.  The market price of our shares of common stock may fluctuate or decline significantly in response to many factors, including those set forth under “Forward-Looking Statements” in this prospectus supplement, as well as:

•	actual or anticipated changes in operating results or business prospects;

•	changes in earnings estimates by securities analysts;

•	an inability to meet or exceed securities analysts’ estimates or expectations;

•	difficulties or inability to access capital or extend or refinance existing debt;

•	decreasing (or uncertainty in) real estate valuations;

•	publication of research reports about us or the real estate industry;

•	changes in analyst ratings or our credit ratings;

•	conditions or trends in our industry or sector;

•	the performance of our competitors and related market valuations;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives;

•	changes in interest rates;

•	additions or departures of key personnel;

•	future sales of our common stock or securities convertible into, or exchangeable or exercisable for, our common stock;

•	the realization of any of the other risk factors included or incorporated by reference in this prospectus supplement and the accompanying prospectus; and

•	general market and economic conditions.

This offering may have a dilutive effect on our earnings per share and our funds from operations per share.  The dilutive effect of the issuance of shares of common stock in this offering may negatively impact our 2010 earnings per share and our funds from operations per share and could cause the market price of our common stock to decline significantly.

There may be future dilution of our common stock.  Our board of directors is authorized under our charter to, among other things, authorize the issuance of additional shares of common or preferred stock or securities convertible or exchangeable into equity securities, without stockholder approval. We may issue such additional equity or convertible securities to raise additional capital. Other than RioCan’s preemptive right described above under “Summary — Recent Developments,” holders of our common stock have no preemptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our stockholders. We cannot predict the size of future issuances or sales of our common stock or other related equity securities into the public market or the effect, if any, that such issuances or sales may have on the market price of our common stock.

We may issue debt and equity securities or securities convertible into equity securities, any of which may be senior to our common stock as to distribution and in liquidation.  In the future, we may issue additional debt or equity securities or securities convertible into or exchangeable for equity securities, or we may enter into debt-like financing that is unsecured or secured by up to all of our properties. Such securities may be senior to our common stock as to distributions. In addition, in the event of our liquidation, our lenders and holders of our debt and preferred securities would receive distribution of our available assets before distributions to the holders of our common stock.

USE OF PROCEEDS

We estimate that the net proceeds of this offering, after deducting the underwriting discount and other offering expenses, will be approximately $      million (or $      million if the underwriters fully exercise the over-allotment option). We will contribute the net proceeds from this offering to our operating partnership, which presently intends to use substantially all the net proceeds from this offering to repay amounts outstanding under our secured stabilized credit facility. We have a $285 million secured stabilized credit facility with Bank of America, N.A. (as agent), KeyBank National Association, an affiliate of KeyBanc Capital Markets Inc. (as syndication agent) and several other banks, pursuant to which we have pledged certain of our shopping center properties as collateral for borrowings thereunder. The facility, as amended, has a maturity date of January 30, 2012, with a one-year extension at our option, subject to continued compliance with loan covenants. The facility has an accordion feature permitting expansion to $400 million, subject to collateral and lending commitments. Borrowings outstanding under this facility aggregated approximately $181.0 million at February 1, 2010, and such borrowings bore interest at an average rate of 5.50% per annum. Borrowings under the facility bear interest at LIBOR, plus 350 basis points (“bps”), with a 200 bps LIBOR floor. The facility also requires an unused portion fee of 50 bps. Our secured stabilized credit facility has been used to fund acquisitions, development and redevelopment activities, capital expenditures, mortgage repayments, dividend distributions, working capital and other general corporate purposes. After repayment, we expect to borrow from time to time under this credit facility to provide funds for the acquisition of additional properties, redevelopment or development of existing or new properties and for general working capital and other corporate purposes.

Affiliates of each of the underwriters are lenders under our secured stabilized credit facility, and will receive a pro rata portion of the net proceeds from this offering used to repay amounts outstanding on this facility. See “Underwriting.”

UNDERWRITING

KeyBanc Capital Markets Inc. and Raymond James & Associates, Inc. are acting as joint book-running managers of the offering, and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of common stock set forth opposite the underwriter’s name.

Number of
Underwriter	Shares

KeyBanc Capital Markets Inc.
Raymond James & Associates, Inc.
Morgan Keegan & Company, Inc.
RBC Capital Markets Corporation
BMO Capital Markets Corp.

Total	7,500,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not to exceed $      per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $      per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,125,000 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We, our executive officers and directors have agreed that, with some exceptions, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of the representatives, dispose of or hedge any shares of our common stock or any securities convertible or exchangeable for our common stock. The representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. Notwithstanding the foregoing, if (i) during the last 17 days of the restricted period, we issue an earnings release or material news or a material event relating to us occurs, or (ii) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our common stock is listed on the NYSE under the symbol “CDR.”

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Paid by Us
	No Exercise	Full Exercise

Per share	$	$
Total	$	$

In connection with the offering, the representatives on behalf of the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short position involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market price of our common stock. They may also cause the price of our common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our portion of the total expenses of this offering will be $       .

The underwriters have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Affiliates of each of the underwriters are lenders under our secured stabilized credit facility, and will receive a pro rata portion of the net proceeds from this offering used to repay amounts outstanding on this facility.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter will be deemed to represent and agree that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of the shares which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State other than:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors, as defined in the Prospectus Directive); or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons located or resident outside the United Kingdom or, if located or resident in the United Kingdom, to (i) persons that are investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), or (ii) high net worth companies, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”) or (iii) any other persons to whom this prospectus supplement and the accompanying prospectus may otherwise lawfully be communicated in accordance with the Order. This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on these documents or any of their contents.

Each underwriter will be deemed to represent and agree that:

(1) it has complied and will comply with all applicable provisions of the Financial Services and Market Act 2000 (“FSMA”) with respect to anything done by it in relation to any shares in, from or otherwise involving the United Kingdom;

(2) (a) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business; and (b) it has not offered or sold and will not offer or sell any shares other than to persons: (i) whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses; or (ii) who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses, where the issue of the shares would otherwise constitute a contravention of section 19 of the FSMA by us; and

(3) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to us.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Stroock & Stroock & Lavan LLP of New York, New York and for the underwriters by Sidley Austin LLP, New York, New York.

EXPERTS

The consolidated financial statements of Cedar Shopping Centers, Inc. appearing in Cedar Shopping Centers, Inc.’s Current Report on Form 8-K dated August 24, 2009, for the year ended December 31, 2008, including the schedule appearing therein, and the effectiveness of Cedar Shopping Centers, Inc.’s internal control over financial reporting as of December 31, 2008 appearing in the Cedar Shopping Centers, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference our documents listed below which were filed with the SEC under the Exchange Act:

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•	Current Reports on Form 8-K filed April 20, 2009, June 11, 2009, August 26, 2009, September 16, 2009, September 22, 2009, October 30, 2009, November 2, 2009 and November 16, 2009; and

•	Definitive proxy statement dated April 27, 2009.

We also incorporate by reference each of the following documents that we file with the SEC after the date of this prospectus supplement but before the end of the offering:

•	Reports filed under Sections 13(a) and (c) of the Exchange Act;

•	Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders’ meeting; and

•	Any reports filed under Section 15(d) of the Exchange Act.

You may request copies of the filings, at no cost, by telephone at (516) 767-6492 or by mail at: Cedar Shopping Centers, Inc., 44 South Bayles Avenue, Port Washington, New York 11050, Attention: Investor Relations.

WHERE YOU CAN FIND MORE INFORMATION

You may read and copy any material that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access our SEC filings over the Internet at the SEC’s website at http://www.sec.gov.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements include, without limitation, statements containing the words “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import which express our beliefs, expectations or intentions regarding future performance or future events or trends. While forward-looking statements reflect good faith beliefs, expectations or intentions, they are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements as a result of factors outside of our control. Certain factors that might cause such differences include, but are not limited to, the following: real estate investment considerations, such as the effect of economic and other conditions in general and in our market areas in particular; the financial viability of our tenants (including an inability to pay rent, filing for bankruptcy protection, closing stores and/or vacating the premises); the continuing availability of acquisition, development and redevelopment opportunities, on favorable terms; the availability of equity and debt capital (including the availability of construction financing) in the public and private markets; the availability of suitable joint venture partners and potential purchasers of our properties if offered for sale; changes in interest rates; the fact that returns from acquisition, development and redevelopment activities may not be at expected levels or at expected times; risks inherent in ongoing development and redevelopment projects including, but not limited to, costs overruns resulting from weather delays, changes in the nature and scope of development and redevelopment efforts, changes in governmental regulations relating thereto, and market factors involved in the pricing of material and labor; the need to renew leases or re-let space upon the expiration or termination of current leases and incur applicable required replacement costs; and the financial flexibility to repay or refinance debt obligations when due and to fund tenant improvements and capital expenditures. For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, please see the discussion under “Risk Factors” contained in this prospectus supplement and the other information contained in our publicly available filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2008. We do not undertake any responsibility to update any of these factors or to announce publicly any revisions to forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS
$1,000,000,000
CEDAR SHOPPING CENTERS, INC.
Common Stock, Preferred Stock, Depositary Shares, Warrants,
Stock Purchase Contracts and Units

Cedar may offer and issue from time to time up to $1,000,000,000 of:

•	shares of common stock;

•	shares of preferred stock;

•	shares of preferred stock represented by depositary shares;

•	warrants;

•	stock purchase contracts; and

•	units.

Cedar’s common stock is traded on the New York Stock Exchange under the symbol “CDR.”

The securities to be offered by us will be in amounts, at prices and on terms to be determined at the time of offering.

When we sell a particular series of securities, we will prepare a prospectus supplement describing the offering and the terms of that series of securities. Such terms may include limitations on direct or beneficial ownership and restrictions on transfer of the securities, in each case as may be appropriate to preserve our status as a real estate investment trust for federal income tax purposes.

Where necessary, the applicable prospectus supplement will contain information about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by such prospectus supplement.

We may offer the securities directly or through agents or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of the securities their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. We can sell the securities through agents, underwriters or dealers only with delivery of a prospectus supplement describing the method and terms of the offering of such securities. See “Plan of Distribution.”

Investing in our securities involves certain risks.  See “Risk Factors” beginning at page 3 of this Prospectus for a description of certain factors that you should consider prior to purchasing the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Attorney General of the State of New York has not passed on or endorsed the merits of this Offering. Any representation to the contrary is unlawful.

The date of this Prospectus is December 1, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration or continuous offering process. We may from time to time sell any combination of the securities offered in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide you with a prospectus supplement containing specific information about the terms of the securities being offered. The prospectus supplement which contains specific information about the terms of the securities being offered may also include a discussion of certain U.S. Federal income tax consequences and any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in the prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1.	Cedar’s Annual Report on Form 10-K for the year ended December 31, 2007.

2.	Cedar’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008.

3.	Current Reports on Form 8-K filed June 17, 2008, September 4, 2008, September 19, 2008 and November 6, 2008 and Form 8-K/A filed February, 21, 2008.

4.	The description of Cedar’s common stock which is contained in Item 1 of our registration statement on Form 8-A, as amended, filed October 1, 2003 pursuant to Section 12 of the Exchange Act.

5.	The information contained in the section “Investment Policies and Policies With Respect to Certain Activities” contained in the Registration Statement on Form S-11 filed on August 20, 2003, as amended, SEC File Number: 333-108091.

You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address:

Investor Relations
Cedar Shopping Centers, Inc.
44 South Bayles Avenue
Port Washington, NY 11050-3765
(516) 767-6492
http://www.cedarshoppingcenters.com

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. Do not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

THE COMPANY

We were organized in 1984 and elected to be taxed as a real estate investment trust, or REIT, in 1986. We are a fully integrated, self-administered and self-managed real estate company. We focus primarily on the ownership, operation, development and redevelopment of supermarket-anchored shopping centers in nine mid-Atlantic and New England states. As of September 30, 2008, we owned 119 properties, aggregating approximately 12.0 million square feet of gross leasable area, or GLA.

We conduct our business through Cedar Shopping Centers Partnership, L.P., or the operating partnership, a Delaware limited partnership. As of September 30, 2008, we owned approximately a 95.7% interest in the operating partnership.

Our principal executive offices are located at 44 South Bayles Avenue, Port Washington, NY 11050-3765. Our telephone number is (516) 767-6492 and our website address is www.cedarshoppingcenters.com.

RISK FACTORS

Investing in our securities involves significant risks. Please see the risk factors under the heading “Risk Factors” in our periodic reports filed with the SEC under the Securities Exchange Act of 1934, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, without limitation, statements containing the words “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import which express the Company’s beliefs, expectations or intentions regarding future performance or future events or trends. While forward-looking statements reflect good faith beliefs, expectations or intentions, they are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements as a result of factors outside of the Company’s control. Certain factors that might cause such differences include, but are not limited to, the following: real estate investment considerations, such as the effect of economic and other conditions in general and in the Company’s market areas in particular; the financial viability of the Company’s tenants; the continuing availability of suitable acquisitions, and development and redevelopment opportunities, on favorable terms; the availability of equity and debt capital (including the availability of construction financing) in the public and private markets; the availability of suitable joint venture partners; changes in interest rates; the fact that returns from development, redevelopment and acquisition activities may not be at expected levels or at expected times; risks inherent in ongoing development and redevelopment projects including, but not limited to, cost overruns resulting from weather delays, changes in the nature and scope of development and redevelopment efforts, changes in governmental regulations related thereto, and market factors involved in the pricing of material and labor; the need to renew leases or re-let space upon the expiration of current leases; and the financial flexibility to repay or refinance debt obligations when due. For a discussion of these and other factors that could cause actual results to differ from those contemplated in the forward-looking statements in this prospectus and in documents incorporated by reference in this prospectus, see the section entitled “Risk Factors” in this prospectus, in any section entitled “Risk Factors” in supplements to this prospectus, and in the documents incorporated by reference into this prospectus. The Company does not intend, and disclaims any duty or obligation, to update or revise any forward-looking statements set forth in this prospectus to reflect any change in expectations, change in information, new information, future events or other circumstances on which such information may have been based.

USE OF PROCEEDS

The net proceeds from the sale of the securities will be used for general corporate purposes, which may include the repayment of existing indebtedness, the development or acquisition of additional properties as suitable opportunities arise and the renovation, expansion and improvement of our existing properties. The applicable prospectus supplement will contain further details on the use of net proceeds.

DESCRIPTION OF PREFERRED STOCK

Authorized and Outstanding

The Company is authorized to issue 12,500,000 shares of preferred stock, $.01 par value per share. 3,550,000 shares of Series A Preferred Stock are issued and outstanding.

Series A Preferred Stock

The Series A Preferred Stock bears cumulative cash dividends at the rate of 8 7/8% per annum of the $25.00 per share liquidation preference (equal to $2.21875 per annum per share). The Series A Preferred Stock is redeemable at our option on and after July 28, 2009 at $25.00 per share, plus accrued and unpaid dividends. The Series A Preferred Stock has a liquidation preference of $25.00 per share, plus a premium of between 1% and 5% if liquidation occurs before July 28, 2009. The holders of Series A Preferred Stock generally do not have any voting rights; however, the affirmative vote of at least two-thirds is required to create capital shares ranking senior to the Series A Preferred Stock or to amend our Articles of Incorporation that materially and adversely affects their rights. The Series A Preferred Stock is listed on the NYSE under the symbol “CDR PrA.”

General

The statements below describing the preferred stock are in all respects subject to and qualified by reference to the applicable provisions of our Articles of Incorporation and Bylaws and any applicable articles supplementary to the Articles of Incorporation designating terms of a series of preferred stock.

The issuance of preferred stock could adversely affect the voting power, dividend rights and other rights of holders of common stock. Issuance of preferred stock could impede, delay, prevent or facilitate a merger, tender offer or change in our control. Although the Board of Directors is required to make a determination as to the best interests of our stockholders when issuing preferred stock, the Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in our best interests or in which stockholders might receive a premium for their shares over the then prevailing market price; provided, however, that preferred stock may not be used for anti-takeover purposes. Management believes that the availability of preferred stock will provide us with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that might arise.

Our articles of incorporation contain the following restrictions in connection with the issuance of any preferred stock:

(1)	the preferred stock will not be used as, or in conjunction with, an anti-takeover defense (including potential mergers, in connection with an existing or future shareholder rights plan, or by designating terms, or issuing shares in transactions for the purposes of aiding management in defending against an unsolicited bid for control of the Company) unless approved by the shareholders at such time;

(2)	the preferred stock will not be issued to an individual or group for the purpose of creating a block of voting power to support management on controversial issues without receiving shareholder approval; and

(3)	if the preferred stock is to have voting rights, the shares will have the same voting rights as the common stock (including upon conversion).

Terms

Subject to the limitations prescribed by the Articles of Incorporation, the Board of Directors can fix the number of shares constituting each series of preferred stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors. When issued, the preferred stock will be fully paid and nonassessable by us. The preferred stock will have no preemptive rights.

Reference is made to the prospectus supplement relating to the preferred stock offered thereby for specific terms, including:

(1)	the title and stated value of the preferred stock;

(2)	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

(3)	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

(4)	the date from which dividends on the preferred stock shall accumulate, if applicable;

(5)	the procedures for any auction and remarketing, if any, for the preferred stock;

(6)	the provision for a sinking fund, if any, for the preferred stock;

(7)	the provision for redemption, if applicable, of the preferred stock;

(8)	any listing of the preferred stock on any securities exchange;

(9)	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price, or the manner of calculation thereof;

(10)	whether interests in the preferred stock will be represented by depositary shares;

(11)	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock;

(12)	a discussion of federal income tax considerations applicable to the preferred stock;

(13)	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

(14)	any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

(15)	any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to be qualified as a REIT.

Rank

Unless otherwise specified in the prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or our winding up, rank:

(a)	senior to all classes or series of our common stock;

(b)	senior to all equity securities ranking junior to the preferred stock;

(c)	equal with all equity securities issued by us, if the terms of such securities specifically provide for equal treatment;

(d)	junior to all equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

The term “equity securities” excludes convertible debt securities.

Dividends

Holders of the preferred stock of each series will be entitled to receive, when and if declared by our Board of Directors, out of assets legally available for payment, cash dividends at rates and on dates set forth in the applicable prospectus supplement. Each such dividend will be payable to holders of record as they appear on our share transfer books on the applicable record dates. Our Board of Directors will fix the record dates for dividend payments.

As provided in the applicable prospectus supplement, dividends on any series of the preferred stock may be cumulative or non-cumulative. Cumulative dividends will be cumulative from and after the date set forth in the applicable prospectus supplement. If our Board of Directors fails to declare a dividend payable on a dividend payment date on any series of the preferred stock for which dividends are non-cumulative, then the holders of such series of the preferred stock will have no right to receive a dividend for the dividend period ending on such dividend payment date. We will have no obligation to pay the dividend accrued for such dividend period, whether or not dividends on such series are declared payable on any future dividend payment date.

If preferred stock of any series is outstanding, our Board of Directors will not declare, pay or set apart for payment dividends on any of our capital stock of any other series ranking, as to dividends, equally with or junior to the preferred stock outstanding for any period unless:

(a)	for preferred stock with cumulative dividends, we have declared and paid, or declared and set apart a sum sufficient to pay, full cumulative dividends on the preferred stock through the then current dividend period; and

(b)	for preferred stock lacking a cumulative dividend, we have declared and paid or declared and set aside a sum sufficient to pay full dividends for the then current dividend period.

When dividends are not paid in full, or when a sum sufficient for such full payment is not set apart, upon preferred stock of any series and the shares of any other series of preferred stock ranking equally as to dividends with the preferred stock of such series, all dividends declared upon preferred stock of such series and any other series of preferred stock ranking equally as to dividends with such preferred stock shall be declared pro rata so that the amount of dividends declared per share of preferred stock of such series and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the preferred stock of such series, which shall not include any accumulation of unpaid dividends for prior dividend periods if such preferred stock lacks a cumulative dividend, and such other series of preferred stock bear to each other. No interest, or sum of money instead of interest, shall be payable for any dividend payment or payments on preferred stock of such series which may be in arrears.

Except as provided in the immediately preceding paragraph, unless we have paid dividends through the then current dividend period, including dividend payments in arrears if dividends are cumulative, for such series of preferred stock or unless our Board of Directors has declared such dividends and has set aside a sum sufficient for such payment, our Board of Directors shall not declare dividends, other than in shares of common stock or other capital shares ranking junior to the preferred stock of such series as to dividends and upon liquidation, or pay or set aside for payment or declare or make any other distribution upon the common stock, or any other of our capital shares ranking junior to or equally with the preferred stock of such series as to dividends or upon liquidation. Additionally, we shall not redeem, purchase or otherwise acquire for any consideration, or any moneys to be paid or made available for a sinking fund for the redemption of any such shares, any shares of common stock, or any other of our capital shares ranking junior to or equally with the preferred stock of such series as to dividends or upon liquidation. Notwithstanding the foregoing, we may convert such shares into or exchange such shares for other of our capital shares ranking junior to the preferred stock of such series as to dividends and upon liquidation.

Redemption

If the applicable prospectus supplement so provides, the preferred stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

The prospectus supplement applicable to a series of preferred stock that is subject to mandatory redemption will specify:

(a)	the number of shares of such preferred stock that shall be redeemed by us in each year,

(b)	the year such redemption will commence,

(c)	the redemption price per share, together with an amount equal to all accrued and unpaid dividends thereon to the date of redemption,

(d)	whether the redemption price is payable in cash or property.

If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of our capital shares, the terms of such preferred stock may provide that, if we have not issued capital shares or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock shall automatically be converted into our capital shares pursuant to conversion provisions specified in the applicable prospectus supplement.

We cannot redeem, purchase or otherwise acquire shares of a series of preferred stock unless:

(a)	for preferred stock with cumulative dividends, we have declared and paid, or declared and set apart a sum sufficient to pay, full cumulative dividends on the preferred stock through the then current dividend period; and

(b)	for preferred stock lacking a cumulative dividend, we have declared and paid or declared and set aside a sum sufficient to pay full dividends for the then current dividend period.

The foregoing shall not prevent the purchase or acquisition of preferred stock of such series to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such series.

If fewer than all of the outstanding shares of preferred stock of any series are to be redeemed, we will determine the number of shares to be redeemed. We may redeem the shares on a pro rata basis from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder with adjustments to avoid redemption of fractional shares, or by lot.

We will mail notice of redemption 30 to 60 days prior to the redemption date to each holder of record of preferred stock of any series to be redeemed at the address shown on our share transfer books. Each notice shall state:

(a)	the redemption date;

(b)	the number of shares and series of the preferred stock to be redeemed;

(c)	the redemption price;

(d)	the place or places where certificates for such preferred stock are to be surrendered for payment of the redemption price;

(e)	that dividends on the shares to be redeemed will cease to accrue on such redemption date; and

(f)	the date upon which the holder’s conversion rights, if any, as to such shares shall terminate.

If we are to redeem fewer than all the shares of preferred stock of any series, the notice we mail to each holder of preferred stock shall specify the number of shares of preferred stock to be redeemed from each holder. If we have given notice of redemption of any preferred stock and if we have set aside, in trust for the benefit of the holders of any preferred stock called for redemption, the funds necessary for such redemption, then from and after the redemption date dividends will cease to accrue on the preferred stock to be redeemed. Additionally all rights of the holders of the redeemable shares will terminate, except the right to receive the redemption price.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then the holders of each series of preferred stock shall be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share, plus an amount equal to all dividends accrued and unpaid on such series of preferred stock. Such preferred shareholders will receive these distributions before any distribution or payment shall be made to the holders of any common stock or any other class or series of our capital shares ranking junior to the preferred stock in the distribution of assets upon our liquidation, dissolution or winding up. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets. If our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock and the corresponding amounts payable on all shares of other classes or series of our capital shares ranking equally with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other such classes or series of capital shares shall share on a pro rata basis in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

If liquidating distributions have been made in full to all holders of preferred stock, our remaining assets will be distributed among the holders of any other classes or series of capital shares ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their rights and preferences and in each case according to their number of shares. For such purposes, our consolidation or merger with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute our liquidation, dissolution or winding up.

Voting Rights

Holders of the preferred stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

Whenever dividends on any shares of preferred stock are in arrears for six or more consecutive quarterly periods, the holders of such shares of preferred stock, voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors at a special meeting called by the holders of record of ten percent (10%) of any series of preferred stock so in arrears or at the next annual meeting of stockholders, and at each subsequent annual meeting until (a) if such series of preferred stock has a cumulative dividend, we have paid or our Board of Directors has declared and set aside a sum sufficient for payment of all dividends accumulated on such shares of preferred stock for the past dividend periods and the then current dividend period or (b) if such series of preferred stock lacks a cumulative dividend, we have fully paid or our Board of Directors has declared and set aside a sum sufficient for payment of four consecutive quarterly dividends. In such case, two directors will be added to our Board of Directors.

Unless provided otherwise for any series of preferred stock, so long as any shares of preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each series of preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting with such series voting separately as a class, (a) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal the provisions of our Articles of Incorporation or the designating amendment for such series of preferred stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of preferred stock or the holders thereof. With respect to the occurrence of any of the events set forth in (b) above so long as the preferred stock remains outstanding with the terms thereof materially unchanged, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of preferred stock. Additionally, any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock, or any increase in the amount of authorized shares of such series or any other series of preferred stock, in each case ranking on a parity with or junior to the preferred stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of preferred stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Conversion Rights

The applicable prospectus supplement will set forth the terms and conditions, if any, upon which any series of preferred stock is convertible into shares of common stock. Such terms will include the number of shares of common stock into which the shares of preferred stock are convertible, the conversion price, or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of preferred stock.

Shareholder Liability

Maryland law provides that no shareholder, including holders of preferred stock, shall be personally liable for our acts and obligations and that our funds and property shall be the only recourse for such acts or obligations.

Restrictions on Ownership

To qualify as a REIT under the Code, not more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals as defined in the Code to include certain entities, during the last half of a taxable year. Therefore, the designating amendment for each series of preferred stock may contain provisions restricting the ownership and transfer of the preferred stock. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock.

Registrar and Transfer Agent

The applicable prospectus supplement will set forth the Registrar and Transfer Agent for the preferred stock. The Registrar and Transfer Agent for the Series A Preferred Stock is American Stock Transfer & Trust Company.

DESCRIPTION OF DEPOSITARY SHARES

General

We may issue receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Shares of preferred stock of each series represented by the depositary shares will be deposited under a separate deposit agreement between us, the depositary named therein and the holders of the depositary receipts. Subject to the terms of the deposit agreement, each depositary receipt owner will be entitled, in proportion to the fractional interest of a share of a particular series of preferred stock represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the preferred stock represented thereby.

Depositary receipts issued pursuant to the applicable deposit agreement will evidence the depositary shares. Immediately following our issuance and delivery of the preferred stock to the depositary, we will cause the depositary to issue, on our behalf, the depositary receipts. Upon request, we will provide you with copies of the applicable form of deposit agreement and depositary receipt.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto. If the depositary determines that it is not feasible to make such distribution, the depositary may, with our approval, sell the property and distribute the net proceeds from such sale to the holders.

Withdrawal of Stock

Upon surrender of the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption, the holders thereof will be entitled to delivery, to or upon such holders’ order, of the number of whole or fractional shares of the preferred stock and any money or other property represented by the depositary shares evidenced by the depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred stock on the basis of the proportion of preferred stock represented by each depositary share as specified in the applicable prospectus supplement. Thereafter, holders of such shares of preferred stock will not be entitled to receive depositary shares for the preferred stock. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the depositary will deliver to the holder a new depositary receipt evidencing the excess number of depositary shares.

Redemption of Depositary Shares

Provided we shall have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the redemption date, whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected as nearly as may be practicable without creating fractional depositary shares, pro rata, or by any other equitable method we determine.

From and after the date fixed for redemption, all dividends in respect of the shares of preferred stock so called for redemption will cease to accrue, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled to receive upon such redemption upon surrender to the depositary of the depositary receipts representing the depositary shares.

Voting of the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares that represent such preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder’s depositary shares. The depositary will vote the amount of preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all reasonable action that may be deemed necessary by the depositary in order to enable the depositary to do so. If the depositary does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares, it will abstain from voting the amount of preferred stock represented by such depositary shares. The depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from the depositary’s negligence or willful misconduct.

Liquidation Preference

Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary share evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Stock

Except with respect to certain conversions in order to be qualified as a REIT, the depositary shares are not convertible into our common stock or any other of our securities or property. Nevertheless, if the applicable prospectus supplement so specifies, the holders of the depositary receipts may surrender their depositary receipts to the depositary with written instructions to the depositary to instruct us to cause conversion of the preferred stock represented by the depositary shares evidenced by such depositary receipts into whole shares of common stock, other shares of our preferred stock or other shares of our capital stock, and we have agreed that upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion of the depositary shares utilizing the same procedures as those provided for delivery of preferred stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, the depositary will issue a new depositary receipt for any depositary shares not to be converted. No fractional shares of common stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, we will pay an amount in cash equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement

By agreement, we and the depositary at any time can amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to holders of the related preferred stock will be effective only if the existing holders of at least two-thirds of the depositary shares have approved the amendment. No amendment shall impair the right, subject to certain exceptions in the deposit agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time an amendment becomes effective shall be deemed, by continuing to hold the depositary receipt, to consent and agree to the amendment and to be bound by the deposit agreement as amended thereby.

Upon 30 days’ prior written notice to the depositary, we may terminate the deposit agreement if (a) such termination is necessary to be qualified as a REIT or (b) a majority of each series of preferred stock affected by such termination consents to such termination. Upon the termination of the deposit agreement, the depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by the depositary receipts together with any other property held by the depositary with respect to the depositary receipt. If the deposit agreement is terminated to preserve our status as a REIT, then we will use our best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange.

The deposit agreement will automatically terminate if (a) all outstanding depositary shares shall have been redeemed, (b) there shall have been a final distribution in respect of the related preferred stock in connection with our liquidation, dissolution or winding up and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock or (c) each share of the related preferred stock shall have been converted into our capital stock not so represented by depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay certain other transfer and other taxes and governmental charges. The holders will also pay the fees and expenses of the depositary for any duties, outside of those expressly provided for in the deposit agreement, the holders request to be performed.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so. We may at any time remove the depositary, any such resignation or removal will take effect upon the appointment of a successor depositary. A successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of $50,000,000 or more.

Miscellaneous

The depositary will forward to holders of depositary receipts any reports and communications from us which are received by the depositary with respect to the related Preferred Stock.

We and the depositary will not be liable if either of us is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. Our obligations and the depositary’s obligations under the deposit agreement will be limited to performing the duties thereunder in good faith and without negligence, in the case of any action or inaction in the voting of preferred stock represented by the depositary shares, gross negligence or willful misconduct. If satisfactory indemnity is furnished, we and the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of preferred stock represented thereby. We and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented by depository receipts for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on our claims, requests or instructions.

DESCRIPTION OF COMMON STOCK

General

The Company’s authorized capital stock includes 150 million shares of common stock, $.06 par value per share. For each outstanding share of common stock held, the holder is entitled to one vote on all matters presented to stockholders for a vote. Cumulative voting is not permitted. Holders of the common stock do not have preemptive rights. At September 30, 2008, there were 44,488,703 shares of common stock outstanding.

All shares of common stock issued and sold will be duly authorized, fully paid, and non-assessable. Distributions may be paid to the holders of common stock if and when declared by our Board of Directors. Dividends will be paid out of funds legally available for dividend payment. We have paid quarterly dividends beginning with a dividend for the portion of the quarter from the closing of our public offering in October 2003.

Under Maryland law, stockholders are generally not liable for our debts or obligations. If we are liquidated, subject to the right of any holders of preferred stock to receive preferential distributions, each outstanding share of common stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all of our known debts and liabilities.

Restrictions on Ownership

In order to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code, during the last half of a taxable year and the common stock must be beneficially owned by 100 or more persons during 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. To satisfy the above ownership requirements and certain other requirements for qualification as a REIT, our Articles of Incorporation contain a provision restricting the ownership or acquisition of shares of common stock.

Registrar and Transfer Agent

American Stock Transfer & Trust Company is the Registrar and Transfer Agent for the common stock.

DESCRIPTION OF WARRANTS

General

We may issue, together with other securities or separately, warrants to purchase our common stock or preferred stock. We will issue the warrants under warrant agreements to be entered into between us and a warrant agent, or as shall be set forth in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

•	the title of warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of the warrants;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with such security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants which may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Pursuant to this prospectus we also may issue warrants to underwriters or agents as additional compensation in connection with a distribution of our securities.

Exercise of Warrants

Each warrant will entitle the holder thereof to purchase for cash the number of shares of preferred stock or common stock at the exercise price as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement relating to those warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

We may issue stock purchase contracts, which are contracts obligating holders to purchase from or sell to us, and obligating us to purchase from or sell to the holders, a specified number of shares of our common stock at a future date or dates. The price per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula contained in the stock purchase contracts. We may issue stock purchase contracts in such amounts and in as many distinct series as we wish.

The prospectus supplement may contain, where applicable, the following information about the stock purchase contracts issued under it:

•	whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common stock and the nature and amount of common stock, or the method of determining that amount;

•	whether the stock purchase contracts are to be prepaid or not;

•	whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts; and

•	whether the stock purchase contracts will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any stock purchase contracts. The preceding description and any description of stock purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the stock purchase contract agreement and, if applicable, collateral arrangements and depository arrangements relating to such stock purchase contracts.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

PLAN OF DISTRIBUTION

We may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents. We will name, in the applicable prospectus supplement, any such underwriter or agent involved in the offer and sale of the securities.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

We will set forth in the applicable prospectus supplement any underwriting compensation we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

To the extent that we make sales to or through one or more of the named underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell shares of our common stock to or through one or more of the named underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid are impossible to determine and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or dealers may agree to solicit offers to purchase, blocks of our common stock. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. To the extent that any named underwriter or agent acts as principal pursuant to the terms of a distribution agreement, or if we offer to sell shares of our common stock through another broker-dealer acting as underwriter, then such named underwriter may engage in certain transactions that stabilize, maintain or otherwise affect the price of our common stock. We will describe any such activities in the prospectus supplement relating to the transaction. To the extent that any named broker dealer or agent acts as agent on a best efforts basis pursuant to the terms of a distribution agreement, such broker dealer or agent will not engage in any such stabilization transactions.

If the applicable prospectus supplement so indicates, we will authorize dealers acting as our agents to solicit offers by certain institutions to purchase securities from them at the public offering price set forth in such prospectus supplement pursuant to Delayed Delivery Contracts (“Contracts”) providing for payment and delivery on the date or dates stated in such prospectus supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of securities sold pursuant to Contracts shall be equal to, the respective amounts stated in the applicable prospectus supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except (a) the purchase by an institution of the securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (b) if the securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of the securities less the principal amount thereof covered by Contracts.

In the ordinary course of business, certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us.

LEGAL MATTERS

Stroock & Stroock & Lavan LLP of New York, New York will pass upon the validity of the issuance of the securities offered hereby for us.

EXPERTS

The consolidated financial statements of Cedar Shopping Centers, Inc. appearing in Cedar Shopping Centers, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2007 (including the schedule appearing therein), and the effectiveness of Cedar Shopping Centers, Inc.’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. You may inspect and copy any document that we file at the public reference rooms maintained by the SEC in Washington, D.C., New York, New York and Chicago, Illinois. Any documents we file may also be available at the SEC’s site on the World Wide Web located at http://www.sec.gov. For a fee you can obtain the documents by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549.

We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement.

7,500,000 Shares

CEDAR SHOPPING CENTERS, INC.
Common Stock

PROSPECTUS SUPPLEMENT

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February   , 2010